Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.maddoxungar.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Pioneer Consulting Group, Inc.

Silver Springs, Nevada

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by Pioneer Consulting Group, Inc., of our report dated November 12, 2007, relating to the financial statements of Pioneer Consulting Group, Inc., a Nevada corporation, for the period ending September 30, 2007.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC

May 22, 2008

Bingham Farms, Michigan